Exhibit 99.1

United States Natural Gas Fund, LP

Monthly Account Statement

For the Month Ended April 30, 2025

Statement of Income (Loss)
Income
Realized Trading Gain (Loss) on Commodity Futures	$(44,514,149)
Realized Gain (Loss) on Swap Contracts	(47,841,475)
Unrealized Gain (Loss) on Market Value of Commodity Futures	(1,805,212)
Unrealized gain (loss) on Fair Value of Swap Contracts	372
Dividend Income	477,846
Interest Income	734,610
ETF Transaction Fees	31,000
Total Income (Loss)	$(92,917,008)

Expenses
General Partner Management Fees	$195,218
Professional Fees	107,250
Brokerage Commissions	65,347
Directors' Fees and insurance	5,293
License fees	4,880
SEC & FINRA Registration Expense	14,181
Total Expenses	$392,169
Net Income (Loss)	$(93,309,177)

Statement of Changes in Net Asset Value
Net Asset Value Beginning of Month 4/1/25	$420,926,877
Additions (11,800,000 Shares)	199,350,676
Withdrawals ((5,600,000) Shares)	(98,265,093)
Net Income (Loss)	(93,309,177)

Net Asset Value End of Month	$428,703,283
Net Asset Value Per Share (25,746,103 Shares)	$16.65

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended April 30, 2025 is accurate and complete.

/s/ Stuart P. Crumbaugh
Stuart P. Crumbaugh
Chief Financial Officer
United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC
1850 Mt. Diablo Boulevard, Suite 640
Walnut Creek, CA 94596